Exhibit 99.1

TARIFFS FINALIZED ON CHINESE IMPORTS

LITTLE ELM, TEXAS, September 20, 2024 — Retractable Technologies, Inc. (NYSE American: RVP) announces that on September 13, 2024, the Office of the United States Trade Representative (“USTR”) revealed final adjustments to tariffs placed on Chinese imported syringes and needles.

Despite initially proposing a 50% rate, the USTR set the tariff at 100% effective September 27, 2024. Retractable’s competitor, Becton, Dickinson and Company (“BD”), requested an increase to “the maximum tariff level available” in its comment letter to the USTR.

For the first half of 2024, our net revenues were $13.6 million with operating losses amounting to $8.7 million and 91% of our products were sourced from China. The new tariffs are expected to considerably increase our costs and there is insufficient time for us to adapt before the September 27, 2024 effective date. Although the USTR said “that syringes and needles are critical to U.S. preparedness in responding to public health emergencies” and emphasized the “need to maintain alternative sources,” the USTR did not address Retractable’s concerns about the tariff’s timing as expressed by Retractable in its comment letter to the USTR.

The abrupt and steep rise in costs is projected to have severe negative impacts on Retractable and threatens the utility of the government’s prior manufacturing investment with Retractable. We are exploring cost-cutting measures, but there is no assurance that these will sufficiently counterbalance the increased costs. This cost increase may force layoffs as the company tries to reduce expenses. Additionally, the variety of available products may diminish due to higher operational costs, risking customer loss.

No anticipated rise in demand will offset the adverse effects of the tariff, and the lack of foreseeable profitability adds to our financial challenges. These issues underline the significant consequences of the new tariff policy on our operations and financial stability in the near-term. This situation further complicates Retractable’s competitive position in 2024 and beyond.

In the coming months, we aim to enhance our existing equipment to produce significantly more of our products domestically. However, these upgrades will be expensive, and the timeline remains uncertain. Consequently, it is likely that we will need to continue importing goods from China to meet immediate customer demand.

The government's decision to comply with BD's request, resulting in a 100% tariff in 2024, signals a disregard of the consequences to Retractable Technologies, a small business with superior safety technology, committed to public health both in the U.S. and globally.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: material changes in demand, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer